UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRUDENTIAL FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation or Organization)	22-2703799 (I.R.S. Employer Identification No.)

Prudential Plaza
751 Broad Street
Newark, New Jersey 07102
(973) 802-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE PRUDENTIAL DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full Title of the Plan(s))

John M. Liftin
Senior Vice President and General Counsel
Prudential Financial, Inc.
Prudential Plaza
751 Broad Street
Newark, New Jersey 07102
(973) 802-7001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	100,000 shares	$31.95(2)	$3,195,000	$293.94
Deferred Compensation Obligations	$50,000,000	100%	$50,000,000	$4,600

(1)
The Deferred Compensation Obligations are unsecured obligations of Prudential Financial, Inc. to pay deferred compensation in the future in accordance with the terms of the Prudential Deferred Compensation Plan for Non-Employee Directors (the “Plan”). Such indeterminate number of additional shares as may be issuable pursuant to the recapitalization provisions under the Plan is hereby also registered.

(2)
Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $31.95 per share, which was the average of the high and low prices of the Common Stock on January 3, 2003, as reported on the New York Stock Exchange.

Part I—

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

1

Part II—

Information Required in the Registration Statement

Item 3.    Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Prudential Financial, Inc. (the “Company”) are incorporated herein by reference:

(a)    The prospectus constituting part of the Company’s Registration Statement on Form S-1 (File No. 333-58524) (the “S-1 Registration Statement”) filed with the Commission on December 13, 2001 pursuant to Rule 424(b)(1) under the Securities Act.

(b)    The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on March 26, 2002.

(c)    The Quarterly Report of the Company on Form 10-Q for the fiscal quarters ending March 31, 2002 (filed with the Commission on May 15, 2002), June 30, 2002 (filed with the Commission on August 14, 2002) and September 30, 2002 (filed with the Commission on November 14, 2002).

(d)    Current Reports on Form 8-K dated January 3, 2002, February 13, 2002, May 7, 2002, August 6, 2002, August 8, 2002, August 15, 2002, October 3, 2002, October 21, 2002, November 5, 2002, November 12, 2002, November 14, 2002, November 25, 2002, December 4, 2002 and December 20, 2002 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”). Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

The following discussion describes some of the salient features of the deferred compensation obligations under the Prudential Deferred Compensation Plan for Non-Employee Directors (the “Plan”), which is filed as Exhibit 4.6 to this Registration Statement. The Plan, however, sets forth a more detailed description of the deferred compensation obligations, and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act. Consequently, if there is any real or apparent discrepancy between the description set forth below and the Plan, the Plan’s terms shall govern for these and for all other purposes.

Under the Plan, the Company provides eligible non-employee directors the ability to defer the payment of a specified portion of their fees (payable in cash and Common Stock or Common Stock-equivalents) that earned in the subsequent year, which may be allocated to two notional “investments” under the Plan—a “Deferred Stock Unit” (which mimics the performance of the Prudential Financial, Inc. Common Stock Fund, an investment option under the Prudential Employee Savings Plan, a qualified 401(k) plan in which employees of the Company and its affiliates participate (“PESP”)), and a “Fixed Unit” (which mimics the performance of the Prudential Fixed Rate Fund, a money market/fixed account investment option offered under PESP). In addition to the deferral of fees, the Plan also provides for the ongoing deferral of retirement benefits formerly accrued under the Prudential Pension Plan for Non-Employee Directors (the “Pension Plan”), an unfunded pension plan for eligible non-employee directors that was suspended by the Company effective December 31, 2002. Under the terms of the Plan, eligible participants must allocate the Pension Plan deferrals and any fees that would otherwise be payable in Common Stock to the Deferred Stock Unit Accounts; all other amounts deferred under the Plan may be allocated to either the Deferred Stock Unit or Fixed Unit notional investments. These obligations of the Company under the Plan, including the Deferred Stock Units (collectively, the “Obligations”) are, however, unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation to be deferred by each participating non-employee director (each a “Participant”) will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the Plan’s terms. The Obligations will be indexed to one of the two notional investment options described above, either as individually chosen by each Participant or. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected options, including any appreciation or depreciation.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, hypothecated or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

Generally, the Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, except in certain limited circumstances set forth in the Plan or at the option of the Company. The Company reserves the right to amend or to terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

The Obligations will be denominated in United States dollars (for both the Fixed Units and the Deferred Stock Units) while deferred under the Plan. Upon distribution, Participants are required to receive shares of Common Stock (with respect to any Pension Plan deferral amounts or stock-based fees); at the election of the Participant, any other Obligations may be payable in the form of cash or Common Stock. For these reasons, shares of Common Stock, as well as the Obligations, are to be registered pursuant to this Registration Statement.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The New Jersey Business Corporation Act provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer by reason of his or her being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Prudential Financial, Inc.’s certificate of incorporation provides that no director shall be personally liable to Prudential Financial, Inc. or any of its shareholders for damages for breach of duty as a director, except for liability based upon an act or omission (i) in breach of the director’s duty of loyalty to Prudential Financial, Inc. or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such director of an improper personal benefit.

The by-laws of Prudential Financial, Inc. provide that Prudential Financial, Inc. shall indemnify the following persons:

(a)  any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including any appeal thereon) (other than an action by or in the right of Prudential Financial, Inc.) by reason of the fact that such person is or was a director, officer, or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc., and, with respect to any criminal action or proceeding, such person has no reasonable cause to believe his or her conduct was unlawful; or

(b)  any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (whether civil, criminal, administrative, arbitrative or investigative) by or in the right of Prudential Financial, Inc. to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys’ fees) judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc; provided, however, that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to Prudential Financial, Inc. or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by such person of an improper personal benefit.

For directors and officers of the level of Senior Vice President or above, the determination of entitlement to indemnification must be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Policies of insurance are maintained by the Registrant with unrelated insurers under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Prudential Insurance Company of America Deferred Compensation Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 30th day of December, 2002.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ MARK B. GRIER
Name: Mark B. Grier Title: Vice Chairman

KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints Mark B. Grier, Richard J. Carbone and John M. Liftin, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and any other documents in connection herewith, with the Commission, granting unto said attorneys-in-law and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of December, 2002.

Name	Title

/s/ ARTHUR F. RYAN Arthur F. Ryan	Chairman, Chief Executive Officer, President and Director

/s/ RICHARD J. CARBONE Richard J. Carbone	Chief Financial Officer (Principal Financial Officer)

/s/ ANTHONY S. PISZEL Anthony S. Piszel	Controller

/s/ FRANKLIN E. AGNEW Franklin E. Agnew	Director

/s/ FREDERIC K. BECKER Frederic K. Becker	Director

/s/ GILBERT F. CASELLAS Gilbert F. Casellas	Director

/s/ JAMES G. CULLEN James G. Cullen	Director

/s/ ALLAN D. GILMOUR Allan D. Gilmour	Director

/s/ WILLIAM H. GRAY, III William H. Gray, III	Director

Name	Title

/s/ JON F. HANSON Jon F. Hanson	Director

/s/ GLEN H. HINER Glen H. Hiner	Director

/s/ CONSTANCE J. HORNER Constance J. Horner	Director

/s/ BURTON G. MALKIEL Burton G. Malkiel	Director

/s/ IDA F. S. SCHMERTZ Ida F. S. Schmertz	Director

/s/ RICHARD M. THOMSON Richard M. Thomson	Director

/s/ JAMES A. UNRUH James A. Unruh	Director

/s/ STANLEY C. VAN NESS Stanley C. Van Ness	Director

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Form of Amended and Restated Certificate of Incorporation of Prudential Financial, Inc. Incorporated by reference to Exhibit 3.1 to the S-1 Registration Statement.

4.2	Form of By-laws of Prudential Financial, Inc. Incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement.

4.3	Form of certificate for the Common Stock of Prudential Financial, Inc., par value $.01 per share. Incorporated by reference to Exhibit 4.1 to the S-1 Registration Statement.

4.4	Form of Shareholders’ Rights Plan. Incorporated by reference to Exhibit 4.2 to the S-1 Registration Statement.

4.5	Upon the request of the Securities and Exchange Commission, the Registrant will furnish copies of all instruments defining the rights of holders of long-term debt of the Registrant.

4.6	The Prudential Deferred Compensation Plan for Non-Employee Directors

5.1	Opinion of McCarter & English, LLP

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McCarter & English, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in Signature Pages).